Exhibit 99.5

CONSENT OF CITIGROUP GLOBAL MARKETS INC.

We hereby consent to the use of our name and to the inclusion of our opinion letter, dated December 20, 2005, as Appendix D to, and the references thereto under the captions “SUMMARY—Opinion of Maxtor’s Financial Advisor,” “SEAGATE PROPOSAL 1 AND MAXTOR PROPOSAL 1—THE MERGER—Background of the Merger,” “SEAGATE PROPOSAL 1 AND MAXTOR PROPOSAL 1—THE MERGER—Maxtor’s Additional Reasons for the Merger and Board Recommendation,” and “SEAGATE PROPOSAL 1 AND MAXTOR PROPOSAL 1—THE MERGER—Opinion of Maxtor’s Financial Advisor,” in, the Joint Proxy Statement/Prospectus of Seagate Technology and Maxtor Corporation, which Joint Proxy Statement/Prospectus is part of the Registration Statement on Form S-4 of Seagate Technology. By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

CITIGROUP GLOBAL MARKETS INC.

By	/S/ JOHN C. JINISHIAN
Managing Director

New York, New York

March 13, 2006